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                                                EXHIBIT 11

BANC ONE CORPORATION and Subsidiaries
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
(000's, except per share amounts)

                                                   For the year ended December 31,
                                                 -----------------------------------
                                                    1993          1992        1991
                                                 ----------    ---------    --------

PRIMARY:
  Earnings:
    Net income                                   $ 1,139,980    $ 876,588    $ 664,288
    Deduct: Dividends on preferred shares             17,714       19,703       16,039
                                                 -----------   ----------   ----------
Net income available to common shareholders'     $ 1,122,266    $ 856,885    $ 648,249
                                                 ===========   ==========   ==========
  Shares:
    Weighted average common shares outstanding       375,014      370,988      352,946
    Add: Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                            1,814        2,711        3,156
                                                 -----------   ----------   ----------
  Weighted average common shares outstanding,
    as adjusted                                      376,828      373,699       356,102
                                                 ===========   ==========   ===========
PRIMARY EARNINGS PER COMMON SHARE                $      2.98    $   2.29     $     1.82
                                                 ===========   ==========   ===========
FULLY DILUTED:
  Earnings:
    Net income                                   $ 1,139,980    $ 876,588    $  664,288
                                                 ===========   ==========   ===========
  Shares:
    Weighted average common shares outstanding       375,014      370,988      352,946
    Add: Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                            1,875        2,881        3,612
    Add: Conversion of preferred stock                 9,110       10,838        9,393
                                                 -----------   ----------   ----------
  Weighted average common shares outstanding,
    as adjusted                                     385,999       384,707      365,951
                                                ===========    ==========  ===========
FULLY DILUTED EARNINGS PER COMMON SHARE         $      2.95     $    2.28    $    1.82
                                                ===========    ==========  ===========



Share information restated to reflect the 5 for 4 stock split effective August 31, 1993 and the 10% common stock dividend effective February 10, 1994.

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